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                                                                    EXHIBIT 10.8

February 20, 2002                                                   CONFIDENTIAL


David E. Nesvisky
9708 Layminster Lane
Vienna, VA  22182

Dear Dave,

     I am delighted to extend to you this offer to join Quovadx, Inc. as Executive Vice President of Sales. The following are the terms and conditions of our offer of employment.

     TITLE:           Executive Vice President of Sales

     REPORTING:       Lorine Sweeney, President and Chief Executive Officer

     BASE SALARY:     An annual salary of $250,000 payable over twenty-six (26)
                      pay periods.

     COMMISSION:      See attached Compensation Worksheet

     EXTRAORDINARY
     BONUS: You will receive a first year bonus of $150,000 which will be paid quarterly. Your second year bonus will be $100,000 (paid quarterly).

     DRAW:            Your first years' compensation will be set at $850,000.
                      The components of your compensation will be comprised of a $250,000 base salary, $150,000 in first year bonus and $450,000 in non-recoverable draw. Should your quota performance place your total targeted earning above $850,000 you will be entitled to that incremental compensation in the form of sales commissions

     BENEFITS:        You will be eligible to participate in Quovadx's benefit
                      plan under the terms provided for. A Benefits Summary is enclosed. Quovadx's benefits include a medical plan, 4 weeks paid vacation and holidays, life insurance, long-term disability, sick leave, and 401(k) savings plan.
                      Your health benefits will become effective at the beginning of the month following the date of your employment. Some of these benefits are fully paid and some require contributions by you as defined in the attached summary. Please note that the benefits are subject to modification at any time and that any benefit may be increased, decreased, changed or possibly eliminated in the future.

     EQUITY: We also offer you an option grant to purchase 175,000 common shares of Quovadx at the closing price on NASDAQ on your start date. In terms of a vesting schedule, according to the stock option plan, 25% of your total options granted will vest upon the one-year anniversary date of your employment. Thereafter, options will vest monthly over a 36-month period on a pro rata monthly basis for the remaining 75% of the total options grant according to the terms of the plan. Should there be a change of ownership or control in Quovadx, you will vest immediately in all outstanding shares of this initial option grant, according to the terms of the final, approved plan.


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David E. Nesvisky
February 20, 2002
Page 2



         START DATE:           To be determined.


         Your acceptance of this offer of employment will be acknowledged upon my receipt of the executed original of the attached Quovadx, Inc. Employee Agreement. I know that you will appreciate the business considerations relating to such an agreement, which you should read carefully before signing.

         The position is offered to you as a regular, exempt employee on an at-will basis. The information in this letter is not intended to constitute a contract of employment, either express or implied. Your employment with Quovadx is at-will and either you or Quovadx may terminate the relationship at anytime. In addition, this offer is conditional upon compliance with the Immigration Reform and Control Act of 1986, which requires that we verify your eligibility to work in the United States.

         Dave, we look forward to having you join the Quovadx team and to your anticipated success and contributions in building our business. If you have any questions, please do not hesitate to contact me directly at 720-554-1224.


                                       Sincerely,

                                       QUOVADX, INC.


                                       /S/ LORINE R. SWEENEY
                                       ------------------------------
                                       Lorine R. Sweeney
                                       President and Chief Executive Officer

Cc: Human Resources

Enclosures:       (Quovadx, Inc. Employee Agreement and Benefits Summary.)